PROSPECTUS SUPPLEMENT NO. 8 (TO PROSPECTUS DATED DECEMBER 28, 2009)	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-163882

Common Stock

This Prospectus Supplement No. 8 supplements and amends the prospectus (the “Prospectus”) of INVO Bioscience, Inc. (the “Company”) dated December 28, 2009, relating to the resale by AGS Capital Group, LLC or AGS, of up to 8,790,000 shares of our common stock.

This Prospectus Supplement No. 8 should be read in conjunction with the Prospectus and with Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, and Prospectus Supplement No. 7 along with the Company’s Post-Effective Amendment to the Prospectus, as each of the foregoing were filed with the Securities and Exchange Commission.  This Prospectus Supplement No. 8 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including the forgoing supplements to it.  All references in the Prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

We are filing this Prospectus Supplement No. 8 to reflect an update of the Company in connection with the Company’s Form 10-Q for the quarterly period ended September 30, 2010 filed with the Securities and Exchange Commission on November 22, 2010.

Investing in our common stock involves a high degree of risk.  Please carefully consider the “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 8 or the accompanying Prospectus to which this Prospectus Supplement relates are truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 24, 2010.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

 ☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2010

OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

For the transition period from                           to

Commission file number 333-147330

INVO Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Nevada	20-4036208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Cummings Center Suite 421E, Beverly, MA 01915
(Address of principal executive offices, including zip code)

 (978) 878-9505
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  ☒ Yes  ☐ No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
☒ Yes  ☐ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  ☐ Yes  ☒ No

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Shares of common stock, par value $.0001 per share:  65,903,206 shares outstanding as of November 22, 2010.

INVO Bioscience, Inc.
FORM 10-Q
FOR THE QUARTER ENDED September 30, 2010

Item		Page Number
Part I

1.	Financial Statements (Unaudited):	3
1a.	Condensed Consolidated Balance Sheets as of September 30, 2010 and December 31, 2009	3
1b.	Condensed Consolidated Statements of Operations for the three months ended September 30, 2010 and 2009 and from the period January 5, 2007 (date of inception) to September 30, 2010.	4
1c.	Condensed Consolidated Statements of Operations for the nine months ended September 30, 2010 and 2009 and from the period January 5, 2007 (date of inception) to September 30, 2010.	5
1d.	Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 and from the period January 5, 2007 (date of inception) to September 30, 2010.	6
1e.	Notes to the Unaudited Condensed Consolidated Financial Statements	7
2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	23
3.	Quantitative and Qualitative Disclosures about Market Risk	28
4.	Controls and Procedures	29
4a.	Evaluation of Disclosure Controls and Procedures	29
4b.	Changes in Internal Controls Over Financial Reporting	29

Part II

1.	Legal Proceedings	30
1A.	Risk Factors	30
2.	Unregistered Issuance of Equity Securities and Use of Proceeds	30
3.	Defaults Upon Senior Securities	31
4.	[Reserved]	31
5.	Other Information	31
6.	Exhibits	31
	Signatures	32

PART I.  FINANCIAL INFORMATION

Item 1.       Financial Statements (unaudited)

 INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2010 (unaudited)	December 31, 2009
Assets
Current Assets:
Cash	$9,513	$79,052
Accounts receivable, net	7,741	3,064
Inventory	57,092	63,134
Prepaid expenses	17,701	46,991
Total current assets	92,047	192,241

Property and equipment, net	26,530	32,836

Other Assets:
Capitalized patents, net	58,534	62,759
Total other assets	58,534	62,759

Total assets	$177,111	$287,836

Liabilities and Stockholders' Deficiency

Current Liabilities:
Accounts payable	$694,983	$683,816
Accrued expenses and salaries	1,172,336	727,483
Note payable- related party	136,962	146,462
Line of credit	-	50,000
Convertible notes, net of debt discount of $53,686 and $297,897 respectively	346,314	12,103
Derivative liabilities	251,752	1,905,109
Total current liabilities	2,602,347	3,524,973

Total liabilities	2,602,347	3,524,973

Commitments and Contingencies
Stockholders' Deficiency:
Preferred Stock, $.0001 par value; 100,000,000 shares authorized; No shares issued and outstanding as of September 30, 2010 and December 31, 2009	-	-
Common Stock, $.0001 par value; 200,000,000 shares authorized; 63,772,824 and 58,926,322 issued and outstanding as of September 30, 2010 and December 31, 2009, respectively.	6,377	5,893
Additional paid-in capital	4,073,033	3,660,933
Stock subscription receivable	-	(155,000)
Accumulated deficit during the development stage	(6,504,646)	(6,748,963)
Total stockholders' deficiency	(2,425,236)	(3,237,137)

Total liabilities and stockholders' deficiency	$177,111	$287,836

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	For the three months ended September 30, 2010	For the three months ended September 30, 2009	From January 5, 2007 (Inception) to September 30, 2010
Revenue:
Product revenue	$-	$2,852	$139,191
Cost of Goods Sold:
Product costs	1,705	3,682	65,098

Gross Margin:	(1,705)	(830)	74,093

Operating Expenses:
Research and development	-	-	92,761
Selling, general and administrative	363,271	293,588	4,999,417
Total operating expenses	363,271	293,588	5,092,178

Loss from operations	(364,975)	(294,418)	(5,018,085)

Other (Income) Expenses:

Gain in fair value of derivative liability	(197,419)	380, 036	(2,269,477)
Interest expense and financing fees	67,633	2,734,579	3,756,038
Total other (income) expenses	(129,786)	3,114,615	1,486,561

Loss before income taxes	(235,190)	(3,409,033)	(6,504,646)

Provisions for income taxes	-	-	-

Net loss	$(235,190)	$(3,409,033)	$(6,504,646)

Basic net income (loss) per weighted average shares of common stock	$(0.004)	$(0.063)
Diluted net income (loss) per weighted average shares of common stock - See Note 1	$(0.004)	$(0.063)
Basic and diluted Weighted average number of shares of common stock	63,646,969	54,114,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	For the nine months ended September 30, 2010	For the nine months ended September 30, 2009	From January 5, 2007 (Inception) to September 30, 2010
Revenue:
Product revenue	$37,992	$56,298	$139,191
Cost of Goods Sold:
Product costs	13,619	30,528	65,098

Gross Margin:	24,373	25,770	74,093

Operating Expenses:
Research and development	-	4,950	92,761
Selling, general and administrative	1,127,497	1,394,592	4,999,417
Total operating expenses	1,127,497	1,399,542	5,092,178

Loss from operations	(1,103,124)	(1,373,772)	(5,018,085)

Other (Income) Expenses:
Change in fair value of derivative liability (gain)	(1,653,357)	380,036	(2,269,477)
Interest expense and financing fees	305,916	2,745,010	3,756,038
Total other (income) expenses	(1,347,441)	3,125,046	1,486,561

Income (loss) before income taxes	244,317	(4,498,818)	(6,504,646)

Provisions for income taxes	-	-	-

Net income (loss)	$244,317	$(4,498,818)	$(6,504,646)

Basic net income (loss) per weighted average shares of common stock	$0.004	$(0.083)
Diluted net income (loss) per weighted average shares of common stock - See Note 1	$(0.18)	$(0.083)
Basic and diluted Weighted average number of shares of common stock	61,785,816	53,849,481

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INVO BIOSCIENCE, INC
(A DEVELOPMENT STAGE COMPANY)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the nine months ended September 30, 2010		For the nine months ended September 30, 2009		From January 5, 2007 (Inception) to September 30, 2010

Net income (loss)		$244,317		$(4,498,818)	$(6,504,646)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Non-cash stock compensation issued for services		152,719		352,950	869,376
In kind contribution to employees		81,000		-	332,686
Reserve for allowance for doubtful accounts		(7,528)		2,600	35,777
Accretion of convertible debt discount		244,211		-	491,315
Depreciation and amortization		10,531		10,531	38,234
Non-cash financing and derivative (gains) losses		(1,653,357)		3,050,391	507,595
Changes in operating assets and liabilities:
Receivables		2,851		(35,294)	(43,518)
Inventories		6,042		4,177	(57,091)
Prepaid expenses and other current assets		29,289		70,035	(29,552)
Accounts payable		11,167		423,332	694,712
Accrued compensation		441,559		407,355	950,414
Other accrued expenses		6,175		(460,570)	171,460
Net cash used in operating activities		(431,024)		(673,311)	(2,543,238)

Cash flows from investing activities:
Purchase of equipment		-		-	(42,858)
Purchase of intangible assets		-		-	(77,742)
Net cash used in investing activities		-		-	(120,600)

Cash flows from financing activities:
Proceeds from demand note payable		-		-	52,880
Repayment of demand note payable		(52,880)			(52,880)
Proceeds from convertible loan		90,000		545,000	635,000
Proceeds from loan payable- insurance		-		-	70,587
Proceeds from loan payable- related party		-		88,000	190,889
Repayment of loan payable- related party		(9,500)		(26,000)	(53,928)
Proceeds from subscription receivable		155,000		245,000	450,000
Proceeds from issuance of common stock		178,865		-	1,380,803
Net cash provided by financing activities		361,485		852,000	2,673,351

Net increase in cash and cash equivalents		$(69,539)		$178,689	$9,513

Cash and cash equivalents at beginning of period		$79,052		$15,716	$-

Cash and cash equivalents at end of period		$9,513		$194,405	$9,513

Supplemental disclosure:
Cash paid for interest		$13,740		$12,509	$29,732
Cash paid for taxes		$456		$456	$1,540
Cash received from Common stock issued upon note payable and accrual conversion	$		$		$239,982

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 September 30, 2010
(unaudited)

NOTE 1     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)              Description of Business

INVO Bioscience, Inc. (“the Company”) offers novel solutions in assisted reproductive technologies while expanding geographic and affordable access to the global reproductive health care community.  Our primary focus is the manufacture and sale of the INVOcell device and the INVO technology to assist infertile couples in having a baby.  We designed our INVOcell device and our INVO procedure to provide an alternative infertility treatment for the patient and the clinician.  The INVO procedure is less expensive and simpler to perform than most comparable infertility treatments currently.  The simplicity of the INVO procedure relates to the ability to potentially perform the INVO procedure in a physician’s practice rather than in a specialized facility at a much lower cost overall than current infertility treatments.

We believe that the INVO procedure will make infertility treatment more readily available throughout the world.  The INVO procedure is significantly less costly than conventional in vitro fertilization (“IVF”).  The INVOcell device and INVO procedure facilitates conception and embryo development inside the woman's body, rather than in a dish in a laboratory, which is an attractive feature for most couples.

We are a development stage company, as defined by Accounting Standards Codification (“ASC”) Topic 915, “Accounting and Reporting by Development Stage Enterprise”.  Our activities during our development stage to date have included developing the business plan, seeking regulatory clearance in the European Union and many countries outside of the United States while taking preliminary steps within the United States, raising capital, conducting beta tests, sales and marketing of the INVOcell device and offering instructions in the INVO technique to doctors in numerous foreign countries.

From inception through the three-month and nine-month periods ending on September 30, 2010, we have generated minimal revenues, have incurred significant expenses and have sustained losses.  Consequently, our operations are subject to all of the risks inherent in the establishment of a new business enterprise.

In May 2008, the Company received notice that the INVOcell device meets all of the essential requirements of the relevant European Directives in order to receive CE marking.  The CE marking (also known as CE mark) is a mandatory conformity mark on many products placed on the single market in the European Economic Area (EEA).  The CE marking (an acronym for the French “Conformité Européenne”) certifies that a product has met EU health, safety and environmental requirements, which ensure consumer safety.

With CE marking, we possess the necessary regulatory authority to distribute our product in the European Economic Area, which includes The European Union, Canada, Australia, New Zealand, India, Africa and most parts of South America and the Middle East.

(B)              Basis of Presentation

On December 5, 2008, the Company completed a share exchange with Emy’s Salsa Aji Distribution Company, Inc. (“Emy’s”) a publicly registered shell corporation with no significant assets or operations.  Emy’s was incorporated on July 11, 2005, under the laws of the State of Nevada under the name Certiorari Corp.  In connection with the share exchange, INVO Bioscience became Emy’s wholly-owned subsidiary and the INVO Bioscience Shareholders acquired control of Emy’s.

The Company accounted for the transaction as a recapitalization and we are the surviving entity.  In connection with the share exchange, Emy’s shareholders retained 14,937,500 shares.  Effective with the Agreement, all previously outstanding shares of common owned by the Company's shareholders were exchanged for an aggregate of 38,307,500 shares of Emy’s common stock.  Effective with the Agreement, Emy’s changed its name to INVO Bioscience Inc.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 September 30, 2010
(unaudited)

All references to Common Stock, share and per share amounts have been retroactively restated to reflect the exchange ratio of 357.0197 shares of INVO Bioscience Common Stock for one share of Emy’s common stock outstanding immediately prior to the merger as if the exchange had taken place as of the beginning of the earliest period presented.

The accompanying unaudited condensed consolidated financial statements present the historical financial condition, results of operations and cash flows of the Company prior to the merger with Emys.  The accompanying unaudited condensed consolidated financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.

(C)              Significant Accounting Policies

The financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and with instructions to Form 10-Q.  Certain information and disclosures included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations.  These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in our Annual Report filed on Form 10K for the year ended December 31, 2009 on April 6, 2010.  The condensed consolidated balance sheet as of December 31, 2009 was derived from the audited financial statements for the year then ended.

In the opinion of the Company, all adjustments necessary to present fairly our financial position and the results of our operations and cash flows have been included in the accompanying unaudited condensed consolidated financial statements.  The results of operations for interim periods are not necessarily indicative of the expected results for the year ended December 31, 2010.

 Use of Estimates

The preparation of interim unaudited Condensed Consolidated Financial Statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes.  Actual results could differ materially from these estimates.  On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, fair values of financial instruments, fair values of intangible assets and goodwill, useful lives of intangible assets, property, and equipment, fair values of stock-based awards, and income taxes, among others.  We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.  As of September 30, 2010, and December 31, 2009, the Company had $9,500 and $79,000 in cash equivalents, respectively.

Net income (loss) per share

We use ASC 260, “Earnings Per Share” for calculating the basic and diluted income (loss) per share. We compute basic income (loss) per share by dividing net income (loss) and net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 September 30, 2010
(unaudited)

Dilutive common stock equivalents consist of shares issuable upon conversion of debt and the exercise of our stock options and warrants. In accordance with ASC 260-45-20, common stock equivalents derived from shares issuable through the exercise of our warrants subject to derivative accounting are not considered in the calculation of the weighted average number of common shares outstanding because the adjustments in computing income available to common stockholders would result in a loss.  Accordingly, the diluted EPS would be computed in the same manner as basic earnings per share.

The following is a reconciliation of net income and share amounts used in the computation of loss per share for the nine months ended September 30, 2010:

Nine Months
Ended
September 30, 2010
Net income used in computing basic net income per share	$244,317
Impact of assumed assumptions:
Gain on warrant liability marked to fair value	(1,653,357)
Net loss used in computing diluted net loss per share	$(1,409,040)

There were 1,410,082 common share equivalents at September 30, 2010 and 1,665,000 at September 30, 2009. For the three and nine months ended September 30, 2010 and 2009, these potential shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

(D)             Recent Accounting Pronouncements

In October 2009, the FASB issued guidance on “Multiple Deliverable Revenue Arrangements,” updating ASC 605 “Revenue Recognition.”  This standard provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting.  This update establishes a selling price hierarchy for determining the selling price of a deliverable.  The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available.  The amendments in this Update are effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. Early adoption is permitted.  The Company is currently evaluating the requirements of this guidance and has not yet determined the impact of its adoption on the Company’s unaudited condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 September 30, 2010
(unaudited)

NOTE 2     GOING CONCERN

As reflected in the accompanying unaudited condensed consolidated financial statements, the Company is in the development stage and has commenced operations in December 2008. The Company has a net loss for the quarter of $235,000 and a cumulative net loss of $6,505,000, a working capital deficiency of $2,510,000, a stockholder deficiency of $2,425,000 and cash used in operations of $431,000 for the nine months ended September 30, 2010.  This raises substantial doubt about its ability to continue as a going concern.  The unaudited condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.

NOTE 3     INVENTORY

As of September 30, 2010 and December 31, 2009, the Company recorded the following inventory balances:

	September 30, 2010	December 31, 2009
Raw Materials	$-	$-
Work in Process	51,307	49,507
Finished Goods	5,785	13,627
Total Inventory	$57,092	$63,134

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 September 30, 2010
(unaudited)

NOTE 4     PROPERTY AND EQUIPMENT

The estimated useful lives and accumulated depreciation for furniture, equipment and software are as follows as of September 30, 2010 and December 31, 2009:

Estimated Useful Life
Molds	3 to 7 years
Computers and Software	3 to 5 years

	September 30, 2010	December 31, 2009
Manufacturing Equipment- Molds	$35,263	$35,263
Accumulated Depreciation	(11,264)	(6,857)
Network/IT Equipment	7,595	7,595
Accumulated Depreciation	(5,064)	(3,165)
	$26,530	$32,836

During the Nine months ended September 30, 2010 and 2009 the Company recorded $6,307 in depreciation expense during both periods.

NOTE 5     PATENTS

As of September 30, 2010 and December 31, 2009, the Company recorded the following patent balances:

	September 30, 2010	December 31, 2009
Total Patents	$77,743	$77,743
Accumulated Amortization	(19,209)	(14,984)
Patent costs, net	$58,534	$62,759

During the nine months ended September 30, 2010 and 2009, the Company recorded $4,225 in amortization expenses during both periods.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 September 30, 2010
(unaudited)

NOTE 6     WORKING LINE OF CREDIT

The Company had a $50,000 working capital line of credit with Century Bank backed by the SBA with interest payable monthly at 0.24% above the bank’s prime lending rate.  The line matured on May 31, 2010 and the loan was paid in full in August 2010 and the line was canceled.  At September 30, 2010 and December 31, 2009, the balance outstanding on the line of credit was $0 and $50,000 respectively.

NOTE 7     CONVERTIBLE NOTES

During 2009, the Company issued convertible notes (“Bridge Notes”) payable to investors in the aggregate amount of $545,000.  The Bridge Notes carry interest rates ranging between 10-12% and are due in full one year from the date of issuance.  Both the Bridge Notes and the accrued interest thereon are convertible into Common Stock of the Company at a conversion price of $0.10 per share, subject to adjustments.  In addition to the Bridge Notes, the Company issued warrants to purchase 5,750,000 shares of the Company’s Common Stock at a price of $0.20 per share.  The Company valued the conversion feature of the Bridge Notes and the warrants issued as consideration for the notes payable via the Black-Scholes valuation method.  The total fair value calculated for the conversion was $1,493,700, which is recorded as a derivative liability on the Company’s balance sheet.  Of this amount, $151,800 was allocated to the discount on the Bridge Notes and $1,341,900 was charged to operations.  The total fair value calculated for the warrants was $1,719,700, which is recorded as a derivative liability on the Company’s balance sheet.  Of this amount, $393,200 was allocated to the discount on the Bridge Notes, and $1,326,500 was charged to operations.  The aggregate discount on the Bridge Notes was $545,000, and the aggregate amount initially charged to operations was $2,668,400.  For the nine months ended September 30, 2010, the Company recorded a reduction of $1,653,000 related to the fair value of the derivative liability.

As of September 30, 2010, $235,000 of the Bridge Notes were converted into shares of Common Stock and the fair value of the derivative liability was recalculated and reduced to $108,000 with adjustments to revaluation expense of $486,000.  The remaining discount of $545,000 will be amortized to interest expense over the original one-year term of the Bridge Notes using the effective interest method.

During the three-month period ended September 30, 2010, the Company and the investors still holding notes agreed to extend their notes.  In addition INVO Bioscience reached an agreement with one of the investors who had converted their notes into shares to cancel those 1, 750,000 shares and the corresponding 1,750,000 warrants and apply the proceeds to an existing debt with the company.

During May and June 2010, the Company issued convertible notes (“Q2 Notes”) payable to investors in the aggregate amount of $90,000.  The Q2 Notes carry an 8% interest rate and are due in full nine months from the date of issuance.  The Q2 Notes are convertible into Common Stock of the Company starting 90 days after the issuance date until maturity or when paid whichever is later.  The conversion price is variable, based on a fifty percent discount per share on the average of the three lowest trading prices for the ten trading days ending one trading day prior to the date the conversion notice is sent to the Company, subject to adjustments. The Company valued the conversion feature of the Q2 Notes via the Black-Scholes valuation method.  The total fair value calculated for the conversion was $55,900, which is recorded as a derivative liability on the Company’s balance sheet.  Of this amount, $25,900 was allocated to the discount on the Q2 Notes and $30,000 was charged to operations during the quarter.

As of September 30, 2010, the Company recorded $244,000 in amortization expense of the discount on the both the Bridge and Q2 Notes.  Interest in the aggregate amount of $28,000 was accrued on the Notes during the nine months ended September 30, 2010.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
 September 30, 2010
(unaudited)

NOTE 8     NOTE PAYABLE AND OTHER RELATED PARTY TRANSACTIONS

On September 18, 2008, the Company entered into a related party transaction with Dr. Claude Ranoux, the President, Director and Chief Scientific Officer of the Company.  Dr. Ranoux had loaned funds to the Company to sustain its operations since January 5, 2007 (inception).  Dr. Ranoux’s total cumulative investment at September 30, 2010 is $48,962 (“principal”) in INVO Bioscience.  On March 26, 2009, the Company and Dr Ranoux agreed to amend the agreement to a non-convertible note payable bearing interest at 5% per annum and extended the repayment date to March 31, 2010.  On April 8, 2010, both parties agreed to extend the term of the note until March 15, 2011.  The Company and Dr. Ranoux can jointly decide to repay the loan earlier without prepayment penalties and has decided to do so. During the nine months ended September 30, 2010 $9,500 was repaid on the principal of the loan.

On March 5, 2009, the Company entered into a related party transaction with Kathleen Karloff the Chief Executive Officer and a Director of the Company.  Ms. Karloff provided a short-term loan in the amount of $75,000 at a 5% interest rate to the Company to fund operations. In May, Ms. Karloff loaned the Company an additional $13,000 making her total cumulative investment at September 30, 2010, $88,000 in INVO Bioscience, the note was due on September 15, 2009, which has been extended to March 4, 2011.

For the nine months ended September 30, 2010 and 2009, the Company recorded $5,900 and $5,300 in related interest expense respectively.

NOTE  9    STOCKHOLDERS’ EQUITY

For the period from January 5, 2007 (inception) through December 31, 2007, Bio X Cell, Inc., formerly a Commonwealth of Massachusetts corporation, currently doing business as INVO Bioscience (and preceding the merger on December 5, 2008 with Emy’s Salsa Distribution Company, Inc. (Emy’s), a State of Nevada corporation), issued 70,000 shares of Common Stock for $20,000, at $.2857 per share.  The 70,000 shares were retroactively restated to 24,991,379 shares following a 5-1 forward stock split (the “Forward Split”) and the subsequent share exchange in the fourth quarter 2008.

On November 7, 2008, Our predecessor’s Board of Directors approved a 5-1 forward stock split (the “Forward Split”) of our Common Stock with a record date of November 10, 2008 for the Company’s issued and outstanding shares and not its authorized shares.  The Forward Split was payable on November 12, 2008.  Emy’s had 12,387,500 shares outstanding prior to the Forward Split and 61,937,500 shares outstanding thereafter.

The Company had 61,937,500 shares issued and outstanding immediately before the Share Exchange.  Pursuant to a Share Exchange Agreement, certain shareholders of Emy’s agreed to cancel 47,000,000 shares of Emy’s Common Stock and Emys agreed to issue 38,307,500 newly-issued shares of Common Stock to INVO Bioscience shareholders.  As of December 5, 2008, and immediately after the closing of the Share Exchange Agreement, 53,245,000 shares of Common Stock were outstanding, including shares issued pursuant to the closing.

During the period from January 1, 2008 through November 30, 2008, the Company issued an aggregate of 4,561,641 shares of Common Stock for cash totaling $706,938 for share prices ranging from $0.15 to $1.50.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010
 (unaudited)

In March 2008, the Company issued an aggregate of 8,488,857 shares of Common Stock (net of forfeitures) for services rendered totaling $11,259.  In November 2008, the Company issued an aggregate of 265,623 shares of Common Stock for services rendered totaling $40,056.

Directly following the consummation of the Share Exchange Agreement, on the day of the closing, we entered into the Securities Purchase Agreement with investors pursuant to which, the investors contributed $375,000 in exchange for 375,000 shares of our Common Stock at a price of $1.00 per share.  The Securities Purchase Agreement provided the investors with piggyback registration rights that permit them to register their Common Stock on any registration statement filed by the Company, as well as anti-dilution protection.

As of the closing of the Share Exchange, Lionshare Ventures, Inc. (LSV), a shareholder in INVO Bioscience before the Closing, executed a pledge agreement between the two parties reaffirming LSV‘s original agreement dated May 18, 2008, the outstanding balance as of the original agreement was $450,000 for shares of Common Stock previously issued but not paid for noted in the Company’s financial statements as a subscription receivable in its equity section of the balance sheet.  The agreement called for two million shares to be held in escrow by the Company until the $450,000 balance was paid in full by the due date.  On June 10, 2009, the two parties executed an extension of the time in which the balance outstanding of $205,000 was to be paid to December 5, 2009.  As of September 30, 2010, LSV has delivered $295,000 out of the $450,000 pledge and the Company had released 1,225,000 of shares of Common Stock from escrow.  In July 2010 the Company and LSV came to an agreement and the funds that were provided to the Company in the Bridge notes are being re-applied to the outstanding subscription receivable fulfilling their obligation and 500,000 shares of the Common Stock have been released from escrow. 1,786,563 Common Stock shares issued in connection with the Bridge Note conversion have been cancelled along with the corresponding warrants.  The agreements between the Company and LSV are considered settled.

In the same pledge agreement between the Company and LSV dated December 5, 2008, LSV committed to forfeiting a maximum of 562,500 Common Stock shares if the Company is required to issue additional shares of Common Stock per the anti-dilution clause of the Securities Purchase Agreement.

On December 29, 2008, the Company filed amended and restated articles of incorporation with the Secretary of State of Nevada.  The Company’s authorized capital stock was changed from 75,000,000 shares, all of which were shares of Common Stock, par value $.0001 per share, to authorized Common Stock of 200,000,000 shares, par value $.0001, and 100,000,000 newly created shares of undesignated preferred stock, par value $.0001.

In March 2009, the Company issued an aggregate of 83,333 shares of Common Stock for services rendered totaling $37,500.

During the three months ended March 31, 2009, the Company received $200,000 against the outstanding stock subscription receivable.

In April 2009, the Company received $45,000 against the outstanding stock subscription receivable.

In May 2009, the Company issued an aggregate of 125,000 shares of Common Stock for services rendered totaling $15,500.

In September 2009, the Company issued an aggregate of 1,125,000 shares of Common Stock in connection with the execution by the Company of a $100,000 convertible note (the “Convertible Notes”) as part of a bridge offering, as discussed on the Company’s Current Reports on Form 8-K filed July 17, 2009 and September 17, 2009 with the Securities and Exchange Commission (“SEC”).  The Convertible Notes have a conversion price of $0.10.  This transaction triggered the anti-dilution clause of the Securities Purchase Agreement executed on December 5, 2008 with the certain investors.  In addition, the Company took possession of the 562,500 shares pledged by LSV to meet this obligation, resulting in a net issuance of 562,500 shares of Common Stock.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010
 (unaudited)

In September 2009, the Company issued an aggregate of 857,000 shares of Common Stock for services rendered totaling $299,950.

On October 28, 2009, the Company entered into a Reserve Equity Financing Agreement, or REF, with AGS Capital Group LLC (“AGS”), pursuant to which AGS committed to purchase, from time-to-time over a period of two years, shares of our Common Stock for cash consideration of up to $10 million, subject to certain conditions and limitations.  In connection with the REF, we also entered into a registration rights agreement with AGS, dated October 28, 2009.  For a period of 24 months from the effectiveness of the Form S-1 Registration Statement that the Company filed in connection with the closing of the REF, we may, from time to time, at our discretion, and subject to certain conditions that we must satisfy, draw down funds under the REF by selling shares of our Common Stock to AGS up to an aggregate of $10 million.  The purchase price of these shares will be 92% of the “VWAP” of the Common Stock during the five consecutive trading days after we give AGS a notice of an advance of funds (an “Advance”) under the REF (the “Pricing Period”).  “VWAP” generally means, as of any date, the daily dollar volume weighted average price of our Common Stock as reported by Bloomberg, L.P. or comparable financial news service.  The amount of an Advance will automatically be reduced by 50% if on any day during the Pricing Period, the VWAP for that day does not meet or exceed 85% of the VWAP for the five trading days prior to the notice of Advance (the “Floor Price”).

We have not engaged in prior securities transactions with AGS or any affiliates of AGS.  The REF does not prohibit us from raising additional debt or equity financings, other than financings similar to the REF.

Our ability to require AGS to purchase our Common Stock is subject to various conditions and limitations even after we updated our Form S-1 Registration Statement.  The maximum amount of each Advance is 100% of the average daily trading volume for the five days immediately preceding the notice of Advance, as reported by Bloomberg or comparable financial news service (the “Maximum Advance Amount”).  In addition, unless AGS agrees otherwise, a minimum of five calendar days must elapse between each notice of Advance.

In November 2009, the Company issued an aggregate of 612,000 shares of Common Stock for broker’s fees associated with the REF and accounting services rendered totaling $312,122.

In November 2009, the Company issued 2,142,930 shares of Common Stock for the conversion and interest of $214,293 of the Convertible Notes Payable it issued in its bridge-financing offering earlier in the year.

On December 21, 2009, we submitted the Registration Statement on Form S-1 to the SEC for the sale of up to 8,790,000 shares of our Common Stock to AGS.  The shares of Common Stock that may be issued to AGS under the REF will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement will provide for the possible resale by AGS of a portion of the shares that we may issue to AGS under the REF.  Upon the Registration Statement being declared effective by the SEC, the selling shareholder may offer to the public for resale shares of our Common Stock that we may issue to AGS pursuant to the REF.

The Registration Statement covers only a portion of the shares of our Common Stock issuable pursuant to the REF with AGS.  We may file subsequent registration statements covering the resale of additional shares of our Common Stock issuable pursuant to the REF with AGS beginning approximately 60 days after we have substantially completed the sale to AGS under the REF of the shares subject to this Registration Statement.

On December 30, 2009, the SEC declared the Registration Statement effective.

In December 2009, the Company received $50,000 against the outstanding stock subscription receivable.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010
(unaudited)

In December 2009, the Company issued an aggregate of 666,667 shares of Common Stock to a related party for cash totaling $100,000.

In December 2009, the Company issued 256,892 shares of Common Stock for the conversion and interest of $25,689 of the Convertible Notes payable it issued in its bridge financing offering September 2009.

In January and February 2010, we issued 914,500 shares to AGS Capital Group LLC for shares they purchased under the Reserve Equity Financing Agreement for $108,500.  The share prices ranged between $0.168 to $0.086.

In February 2010, the Company issued an aggregate of 220,000 shares of Common Stock for consulting, legal and accounting services rendered totaling $22,000.  Also in February, the Company issued an aggregate of 810,000 shares of Common Stock with a value of $81,000 to certain of its employees.

In April 2010, the Company issued an aggregate of 103,500 shares of Common Stock to a former employee per his original consulting contract and employment agreement with the Company as well as 100,000 shares of Common Stock to a consultant for presentation services.

In May 2010, the Company raised $20,000 by issuing an aggregate of 200,000 shares of Common Stock to a private investor pursuant to an exemption from registration set forth in Section (4)(2) of the Securities Act.  Additionally, the Company issued 150,000 shares of Common Stock for consulting and accounting services to two parties.

In June 2010, the Company issued an aggregate of 650,000 shares of Common Stock for consulting services rendered and the payment of outstanding accounts payable invoices totaling $66,000.

In July 2010, the Company issued an aggregate of 1,603,000 shares of Common Stock for accounting and investor relation services rendered and the payment of outstanding accounts payable invoices totaling $161,570.

In July 2010, INVO Bioscience agreed with Christopher Esposito and Lionshare Ventures to apply the proceeds originally provided to the Company for $175,000 in Bridge Notes issued to Mr. Esposito to the outstanding subscription receivable of $155,000 and the 1,786,563 shares issued upon the conversion of the Bridge Note have been cancelled along with the corresponding warrants.

In August 2010, the Company issued an aggregate of 1,250,000 shares of Common Stock to a private investor pursuant to an exemption from registration set forth in Section (4)(2) of the Securities Act for $50,365 that was used to immediately payoff the $50,000 SBA backed working line of credit with Century Bank, fulfilling its obligation with the bank.

In August 2010, the Company issued an aggregate of 290,000 shares of Common Stock for strategic partnership development services with a value totaling $11,500.

In September 2010, the Company issued an aggregate of 342,065 shares of Common Stock for the payment of outstanding accounts payable invoices for tax and advisory services rendered, the total value of the issuance was $17,100.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010
(unaudited)

NOTE  10 STOCK OPTIONS AND WARRANTS

Stock Options

Since January 1, 2008, the Company has signed agreements with employees offering them options to purchase, 607,000 shares of the Company’s Common Stock.  As of September 30, 2010, the Company has not yet adopted a formal stock option plan and, consequently, the options to purchase 607,000 shares of Common Stock are deemed not yet issued.

Warrants

The following table, as of September 30, 2010, summarizes the changes in warrants outstanding and the related prices for the shares of the Common Stock issued to non-employees of the Company.  These warrants were granted in lieu of cash compensation for services performed or financing expenses in connection with placement of convertible debentures and sale of Common Stock shares.

Warrants Outstanding			Warrants Exercisable
		Weighted			Weighted
		Average	Weighted		Average
		Remaining	Average		Remaining
Exercise	Number	Contractual	Exercise	Number	Contractual
Prices	Outstanding	Life (years)	Price	Exercisable	Life (years)
$0.10	300,000	3.95	$0.10	300,000	3.95
$0.20	3,900,000	3.19	$0.20	3,900,000	3.19
$0.30	666,667	4.23	$0.30	666,667	4.23
	4,866,667	3.24	0.21	4,866,667	3.24

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010
 (unaudited)

Transactions involving warrants are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2008	-	$-
Granted	6,416,667	0.21
Exercised	-	-
Cancelled or expired	-	-
Outstanding at December 31, 2009	6,416,667	$0.21
Granted	200,000	0.20
Exercised	-	-
Cancelled or expired	1,750,000	0.20
Outstanding at September 30, 2010	4,866,667	$0.21

The estimated value of the compensatory warrants granted to non-employees in exchange for financing expenses was determined using the Black-Scholes pricing model and the following assumptions:

September 30,
2010
Expected volatility	130%
Expected life (years)	1.9-4.2
Risk free interest rate	0.19%
Forfeiture rate	-
Dividend rate	-

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010
 (unaudited)

NOTE  11 DERIVATIVE LIABILITY

In June 2008, the FASB issued new accounting guidance, which requires entities to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock by assessing the instrument’s contingent exercise provisions and settlement provisions.  Instruments not indexed to their own stock fail to meet the scope exception of ASC 815 “Derivative and Hedging” and should be classified as a liability and marked-to-market.  The statement is effective for fiscal years beginning after December 15, 2008 and is to be applied to outstanding instruments upon adoption with the cumulative effect of the change in accounting principle recognized as an adjustment to the opening balance of retained earnings.

ASC 815-40 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity’s own stock.  As disclosed in Note 7, during summer 2009, the Company entered into short term convertible loans with attached warrants, which contain a strike price adjustment feature.  The warrants trigger liability treatment.  During the nine months ended September 30, 2010, the liability was adjusted for the change in fair value of the warrants.  In accordance with ASC 815-40, a derivative liability of $252,000 related to the loan conversion feature and warrants is included in our unaudited condensed consolidated balance sheet as of September 30, 2010.  During the nine months ended September 30, 2010, we recorded a decrease in the expense related to the excess of the discount on the loan conversion feature and warrants as a result of the change in fair value of the loan conversion feature and warrants in the amount of approximately $1,653,000.

NOTE  12 FAIR VALUE MEASUREMENTS

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value.  The fair value of long-term convertible notes is based on management estimates and reasonably approximates their book value after comparison to obligations with similar interest rates and maturities.  The fair value of the Company’s derivative instruments is determined using option pricing models.

As a result of the adoption of ASC 815-40, the Company is required to disclose the fair value measurements required by ASC 820, “Fair Value Measurements and Disclosures.”  The other liabilities recorded at fair value in the balance sheet as of September 30, 2010 are categorized based upon the level of judgment associated with the inputs used to measure their fair value.  Hierarchical levels, defined by ASC 820 are directly related to the amount of subjectivity associated with the inputs to fair valuations of these liabilities are as follows:

Level 1 —	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 —	Inputs other than Level 1 inputs that are either directly or indirectly observable; and

Level 3 —	Unobservable inputs, for which little or no market data exist, therefore requiring an entity to develop its own assumptions.

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010
 (unaudited)

The following table summarizes the financial liabilities measured at fair value on a recurring basis as of September 30, 2010, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value:

				Liabilities
	Level 1	Level 2	Level 3	at fair value
Derivative liability	$-	$-	$252,000	$252,000

Warrant derivative liability — these instruments consist of certain of our convertible notes and warrants with anti-dilution provisions.  These instruments were valued using pricing models, which incorporate the Company’s stock price, volatility, U.S. risk free rate, dividend rate and estimated life.

The following is a reconciliation of the derivative liability for which Level 3 inputs were used in determining fair value:

Beginning balance as of January 1, 2010	$1,905,000
Fair value of conversion features and warrants issued	109,000
Gain on cancellation of warrants	(115,000)
Gain in change in fair value	(1,647,000)
Ending balance as of September 30, 2010	$252,000

NOTE  13 INCOME TAXES

The Company has adopted ASC 740-10, which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

The Company’s total deferred tax liabilities, deferred tax assets and deferred tax asset valuation allowances at September 30, 2010 and December 31, 2009 are as follows:

	September 30, 2010	December 31, 2009
Total deferred tax assets	$2,882,000	$2,715,000
Less valuation allowance	2,882,000	2,715,000
Total deferred tax liabilities	-	-
Net deferred tax asset (liability)	$-	$-

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010
 (unaudited)

Those amounts have been presented in the company’s financial statements as follows:

Noncurrent deferred tax asset	$-	$-
Current deferred tax liability	-	-
Net deferred tax asset (liability)	$-	$-

The company has a loss carry forward of $6,500,000 that may be offset against future taxable income.  Substantially all of the carry forwards expire in 2030.

Income tax provision (benefit) consists of the following components:

	September 30, 2010	December 31, 2009
Current	$-	$-
Deferred	-	-
Tax benefit of net operating loss carry forward	-	-
Total tax expense (benefit)	$-	$-

Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which is uncertain.  Those amounts are therefore presented on the Company's balance sheets as a non-current asset.  Utilization of the net operating loss carry forwards may be subject to substantial annual limitations, which may result in the expiration of net operating loss carry forwards before utilization.

NOTE 14  COMMITMENTS AND CONTINGENCIES

A)	Operating Leases

On January 1, 2007, the Company entered into an operating lease (the “lease”) with Cummings Properties, LLC, to lease 3,294 square feet of general office space.  The lease commenced on January 1, 2007 and was automatically extended in October 2008 until December 31, 2010.  The Company agreed to pay a security deposit of $3,000 on January 1, 2007, which was repaid to the Company in equal $500 installments over the first six months of the lease.  The Company received no rent incentives or improvement allowances under this agreement.  The lease requires the Company to pay minimum lease payments of $2,000 per month for the duration of the lease.  The lease is subject to a cost of living increase equal to the Boston, MA Consumer Price Index at the beginning of each calendar year.  As of January 1, 2010, the Company’s monthly lease payments under this agreement increased 5.42% from inception to $2,108.

Fiscal Year	Minimum Future Lease Payments

2010	$6,300

INVO BIOSCIENCE, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2010
 (unaudited)

B)	Litigation

As previously reported on March 24, 2010, we were served a complaint on an action that was filed on December 31, 2009 with the Suffolk Superior Court Business Litigation Session.

On November 12, 2010, the Massachusetts Superior Court issued an order to dismiss all of the claims against the Company, including it’s predecessor BioXcell and it’s CEO.

Outside of the above mentioned item neither we, nor BioXcell Inc, our wholly owned subsidiary, either directly or indirectly, including INVO Bioscience are involved in any lawsuit outside the ordinary course of business, the disposition of which would have a material effect upon either our results of operations, financial position or liquidity.

C)	Employee Agreements

Since January 1, 2008, the Company has signed nine employee agreements for officers, executives and employees of the Company, five of which are still in place.  Three of these agreements were with the founders of the Company.

The remaining six agreements were executed with executives and staff of the Company.  These employees were issued Common Stock and options to purchase Common Stock of the Company.  Under the terms of these employee agreements, these shares only vest upon the completion of the Exchange Agreement, which closed on December 5, 2008, and the implementation of the Company’s Employee Stock Plan.  The Company has yet to implement an Employee Stock Plan and intends to do so in 2010 if resources permit.  As of today, options to purchase an additional 600,000 shares of Common Stock have been promised but not issued.

NOTE 15  SUBSEQUENT EVENTS

In October 2010, the Company issued an aggregate of 1,220,000 shares of Common Stock for consulting and investor relation services having a value of $98,500.

In October 2010 and again in November 2010, we requested that AGS Capital purchase 200,000 shares of Common Stock for resale under our Reserve Equity Financing Agreement.  We received cash of $11,800 and $9,600 respectively.

In November 2010, Asher Enterprises requested the conversion of portion of its convertible loans with the Company and approximately 500,000 shares of Common Stock were issued. These shares were exempt from registration pursuant to Section (4)(2) of the Securities Act.

On November 12, 2010, the Massachusetts Superior Court issued an order to dismiss all of the claims against the Company, including it’s predecessor BioXcell and it’s CEO issued by two former Medelle employees.

Item 2.       Management s Discussion and Analysis of Financial Condition and Results of Operations

Statements made in this Quarterly Report on Form 10-Q, including without limitation this Management's Discussion and Analysis of Financial Condition and Results of Operations, other than statements of historical information, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements may sometimes be identified by such words as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue” or similar words.  We believe that it is important to communicate our future expectations to investors.  However, these forward-looking statements involve many risks and uncertainties including those referred to herein and in our Annual Report on Form 10-K for the year ended December 31, 2009.  Our actual results could differ materially from those indicated in such forward-looking statements as a result of certain factors.  We are under no duty to update any of the forward-looking statements after the date of this Quarterly Report on Form 10-Q to conform these statements to actual results.

Overview

We are a development stage company with proven and patented technology that we believe will revolutionize the treatment of infertility, assisting infertile couples in having a baby.  Our primary focus is the sale of our device, the INVOcell, and introducing and training doctors in the INVO procedure, which is designed to provide an affordable and effective alternative infertility treatment to patients and clinicians.  The INVOcell procedure is less expensive and simpler to perform than current infertility treatments.  The simplicity of the INVO procedure relates to the ability to potentially perform the infertility procedure in a physician’s practice rather than in a specialized facility at a much lower overall cost than current infertility treatments, including in vitro fertilization (“IVF”).  Therefore, we believe that the INVO procedure will be available in many more locations than conventional IVF especially outside the United States.  INVO also allows conception and embryo development to take place inside the woman's body, which is an attractive feature for most couples.

Currently, we are establishing agreements with distributors and training physicians around the world in places such as South and Latin America, Europe, Africa and the Middle East as our funding permits.  The Company is aware of three marketing studies being conducted in clinical environments; one just completed in Colombia, the second is in Pakistan and a third in Peru. These are non regulatory studies but local validation of expected results. The Colombian study is being conducted by CECOLFES, Center of Fertility and Sterility located in Bogota, Colombia where 95 couples participated.  The results of this study were excellent with a 43% efficacy rate per cycle and less than a 10% multiple birthrate.  The marketing study in Pakistan started during the first quarter of 2010, which is being conducted by Galaxy IVF in four INVO centers.  Both the US National Institute of Health (NIH) and the World Health Organization (WHO) have approved this planned 100 patient study. We do not have anything to report as Galaxy IVF is holding information until the study is close to being complete. We were recently made aware of a third study being conducted by Dr. Julio Diaz Pinillos at the Lima Center for Human Reproduction in Lima, Peru.  Dr. Diaz is looking to complete a study of approximately 100 couples.  He has indicated that he started out slow but has been making significant improvement as he completes more procedures.   We understand that additional studies may be starting soon in other countries, such as Canada.

As we continue to penetrate the infertility markets in countries outside of the US, we anticipate pursuing the completion of the U.S. Federal Food and Drug Administration’s (“FDA”) “510(k)” process.  It is expected to take us approximately nine months to complete the filing once we receive funding of approximately $ 1 million dollars. We have completed the first step for medical device companies who manufacture Class 2 devices and the filing of a Premarket Notification with the FDA (i.e., an FDA 510(k) submission).  The FDA reviewed the 510(k) and requested human efficacy data with the commercial device resulting in the need for a clinical trial.  Technically, the FDA does not “approve” Class 1 and 2 medical devices for sale in the U.S. they give “clearance” for them to be sold.  We are hoping to receive clearance to market in the U.S. by the end of 2011 upon completion of our clinical trial, subject to receiving proper funding by the first quarter of 2011.  We applied for the Health and Human Services Qualifying Therapeutic Discovery Project Grant (QTDP) program established as part of the Patient Protection and Affordable Care Act of 2010 for the expenses related to our FDA trial.  Unfortunately the program was so oversubscribed with applications, the Department of Treasury and the Department of Health and Human Services straight lined all awards at maximum of $244,000 and we were not one of the companies to receive a grant.

We anticipate that we will experience significant quarterly fluctuations in our sales and revenues as a result of the Company’s efforts to expand the sales of the INVO technology to new markets.  Operating results will depend upon and upon the timing of signing of new distributor contracts and the training of the physicians and their staffs in the INVO procedure.  International sales will continue to be our only source of revenue for the coming year.  We are aware of many significant international opportunities and we expect international revenues to continue to grow, although lack of sufficient funding has limited our ability to market our product to take advantage of such opportunities.  In addition international sales are difficult to forecast.  We are committed in our ongoing sales, marketing and development activities to sustain and grow our sales and revenues from our products and services.

An example of this fluctuation happened this quarter, as a result of our limited cash we were delayed in placing an order for inventory parts.  This delay made it so we did not have finished goods inventory available for shipments to meet customer orders in September.  As a result we did not have any revenue for the three months ended September 30, 2010 even though we had customer orders.  Those orders were shipped in October 2010 and we now have sufficient inventory to meet customer demand over the next few quarters.

During the nine months ended September 30, 2010, the Company continued to market its products in strategic markets utilizing its limited resources in the most economical fashion possible.  We focused most of our efforts on South America, holding training sessions and attending conferences in San Salvador, Cali and Bogotá Colombia as we see these as our best opportunities to introduce the INVO procedure to many willing physicians quickly.  During this period, we continued to plan and schedule trips further in advance to benefit from travel discounts, which reduce our travel expenses considerably.  We also conducted presentations and initial training in South Africa and Canada.

As a result of our efforts in 2010, we signed a distribution agreement with BioGenini Medical EOOD for distribution of the INVOcell in Bulgaria and Greece.  Also Biodar Plus will be distributing our products in the Ukraine as well as utilizing the INVO procedure in it’s own clinic.  We had a combined training session scheduled for the physicians of these countries in the September, October 2010 timeframe but due to our limited cash it had to be delayed for a few months.  We have signed Invaron Pharmaceuticals of British Columbia as our exclusive distributor for Canada.

As of September 30, 2010, we have the necessary approvals to sell the INVOcell device in the following countries: Canada, Colombia, Guatemala, Belgium, Greece, Bulgaria, Turkey, Poland, Spain, Switzerland, Cyprus, Pakistan, Cameroon, Nigeria, South Africa, Peru, Panama, Dominican Republic, Nicaragua Ukraine and India.  We have started the registration process in the following countries as well: China, Argentina, Venezuela, Egypt, Russia, and Taiwan.

We continue to control all spending and require approximately $175,000 per month to fund our operations.  This amount will increase as we expand our sales, marketing and training efforts; however, if we do not raise additional capital in the near future we will have to further curtail our spending and downsize our operations.  Our cash needs are primarily attributable to funding sales and marketing efforts, strengthening our training capabilities, satisfying existing obligations and building an administrative infrastructure, including all the professional fees and expenses associated with being a public company.

We are continuing to pursue the capital resources we need to grow the business.  As previously reported, we have secured a Reserve Equity Financing Agreement (REF) utilizing our Common Stock by AGS Capital Group, LLC of New York City.  The gross proceeds from the proposed offering are to be up to $10,000,000 over a two-year period.  The Company has started to draw down on some of these funds, during the first quarter, we sold 914,500 shares of Common Stock, which were registered for resale on the Form S-1 made effective by the SEC in December 2009, bringing $108,500 of new capital to fund operations.  We filed a Post Effective Amendment to our Form S-1 on July 28, 2010 and it was declared effective on August 2, 2010, allowing us to continue utilizing the REF. During October and November 2010 we drew down approximately $21,000 selling 400,000 shares of stock. We continue to have discussions with other potential private placement investors to supplement the AGS arrangement.

The exact amount of funds raised, if any, will determine how aggressively we can grow and what additional projects we will be able to undertake, such as initiating the final required FDA clinical trial.  No assurance can be given that we will be able to raise additional capital when needed.  If we are unable to raise additional capital, we could be required to substantially reduce operations, terminate certain products or services or pursue exit strategies.   Currently we are utilizing our restricted Common Stock to procure certain key services from strategic partners who are willing to do so.  This is allowing us to take some of the steps we need to keep moving the company forward.

Our registered independent certified public accountants have stated in their report dated April 6, 2010, filed with the Company’s Annual Report on Form 10-K that the Company has a generated negative cash outflows from operating activities, experienced recurring net operating losses, and is dependent on securing additional equity and debt financing to support its business efforts.  These factors among others may raise substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies and Estimates

Our discussion and analysis of financial condition and results of operations are based upon the unaudited condensed consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles as recognized in the United States of America.  The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities.  Our estimates include those related to revenue recognition, the valuation of inventory, and valuation of deferred tax assets and liabilities, useful lives of intangible assets, warranty obligations and accruals.  We base our estimates on historical experience and on various other assumptions that management believes to be reasonable under the circumstances.  Actual results may differ from these estimates under different assumptions or conditions.  For a complete description of accounting policies, see Note 1 to our financial statements included in our Form 10K for the year ended December 31, 2009.  There were no significant changes in critical accounting estimates.

Results of Operations

Three months ended September 30, 2010, compared to the three months ended September 30, 2009

Net Sales and Revenues

Net sales and revenue for the three months ended September 30, 2010, were $0 compared to $2,900 for the same period in 2009.  This was the result of us not having our INVOcell product available to ship. Our limited cash caused us to delay placing an order for parts.  This delay made it so we did not receive our finished product in time to meet customer orders in September.  Those orders were shipped in October 2010 and we now have sufficient inventory to meet customer demand over the next few quarters.

Cost of Sales and Revenues

Cost of sales were $1,700 for the three months ended September 30, 2010, even though we did not have sales, the deprecation on our molds is a fixed cost and the balance were shipping supplies.  Without revenue no comparison is needed.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended September 30, 2010 were $363,000 as compared to $293,600 for the three months ended September 30, 2009.  The $70,000 increase in expenses were primarily due to increased investor awareness costs and legal fees associated with dismissal motions on the complaints filed against the Company as outlined in Item 1e, in Note 14B of this report and a settlement agreement.  The complaints against the Company were dismissed on November 12, 2010.  Reduction of employee’s accrued salaries and benefits offset some of this increase.

Research and Development Expenses

Research and development expenses were $0 for the three months ended September 30, 2010 and 2009.  The Company believes that the product is ready for market as it is, and its limited resources were devoted to sales and training new distributors and physicians not for research and development.

Interest Income and Expense and Financing Fees

During the three-month period ended September 30, 2010 we recorded a net non-cash financing liability gain of $148,000 related to the convertible loans with detachable warrants the Company has issued to raise capital.  This improvement was the result of a revaluation gain based on the market price of our stock on September 30, 2010 as well as a gain for canceling warrants as part of a settlement agreement with an investor.  During the same period in 2009 we incurred a $3,100,000 net non-cash financing liability expense as a result of the notes and warrants being issued. See Notes 7 and 11 to the unaudited condensed consolidated financial statements included herein.  Additionally, we had net interest expense of $17,800 for the three months ended September 30, 2010, as compared to $14,200 for the three months ended September 30, 2009 as a result of having higher loan values including the convertible loans in 2010 versus 2009.

Net Income (loss)

Net loss for the three months ended September 30, 2010 was $235,200 as compared to a net loss of $3,409,000 in the three months ended September 30, 2009. The reason for our smaller loss during the current quarter compared to the same period last year was related to the $3,100,000 net non-cash financing liability recorded in 2009.

Nine months ended September 30, 2010, compared to the nine months ended September 30, 2009

Net Sales and Revenues

Net sales and revenue for the nine months ending September 30, 2010 was $38,000 compared to $56,300 for the same period in 2009.   The decrease was due to smaller international shipments to existing and newly signed distributors in 2010 compared to a couple of larger shipments to new distributors during 2009.  The new distributors from 2009 overestimated the pace that they could sell the INVO device and we are advising new customers accordingly.   In addition, we were not able to ship customer orders in September 2010 because of an inventory shortage keeping revenue below last year’s level.

Cost of Sales and Revenues

Cost of sales as a percentage of revenues for the nine months ended September 30, 2010 was 36% compared to 54% for the nine months ended September 30, 2009.  This improvement is a result of finding alternative shipping resources to send our small shipments to international destinations as well as a slightly higher selling price.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2010 and 2009 were $1,127,000 and $1,395,000 respectively.  Our limited cash resources have forced us to keep a tight reign over spending in 2010.  Our higher general and administrative expenses in 2009 were due to starting to market our products and technology outside of the United States.  During the nine months of 2010, the Company was down to five employees.  In 2009, the Company had grown to seven employees all earning a salary as well as all the associated expenses that relate to them, including benefits and travel.  Salaries and benefits for the period were $513,000 compared to $665,000 for the same period ending September 30 last year, a savings of $152,000.  The Company also incurred considerable travel costs in 2009 as its employees went across the globe to introduce the INVOcell and the INVO process to physicians and distributors in Europe and South America, travel related expenses for the nine months ending September 30, 2009 were $145,000 compared to $31,000 in the same nine month period of 2010.

Research and Development Expenses

Research and development expenses were decreased by $5,000 for the nine months ended September 30, 2010, to $0 as compared to $5,000 spent in the nine months ended September 30, 2009.  The decrease in research and development expense was due to the Company’s belief that the product is ready for market as it is, and its limited resources were devoted to sales, marketing and training new distributors and customers.

Interest Income and Expense and Financing Fees

During the nine month period ended September 30, 2010 we recorded significant non-cash financing liability gain related to the convertible loans with detachable warrants the Company issued to raise capital during 2009.  See Notes 7 and 11 to the unaudited condensed consolidated financial statements included herein.  The Company generated $1,653,000 of revaluation gains from the depreciation of our Common Stock market price on September 30, 2010 compared the market price on September 30, 2009.  The original liability incurred was due to the note’s conversion feature of $0.10 per share and warrant price per share of $0.20 compared to the market price at the end of the period.  Additionally, we incurred note amortization and financing fees in 2010 totaling $244,000 compared to $2,000 in the same nine month period of 2009.  We had net interest expense of $46,000 for the nine months ended September 30, 2010, as compared to $25,000 for the nine months ended September 30, 2009 as a result of having a higher loan balance including the convertible loans in 2010 versus 2009 when they had just begun.  In addition we incurred $16,000 in broker’s fees for fund raising activities in 2010 compared to $45,000 in 2009.

Income Taxes

The Company's aggregate unused net operating losses approximate $6,500,000, which expire at various times through 2030, subject to limitations of Section 382 of the Internal Revenue Code of 1986, as amended.  The deferred tax asset related to the carry forward is approximately $2,900,000.  The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

Net Income (loss)

Net income for the nine months ended September 30, 2010 was $244,000, as compared to a net loss of $4,500,000 in the nine months ended September 30, 2009. The reason for our positive net income results during 2010 was primarily related to the net non-cash gain upon the revaluation of our derivative liabilities of approximately $1,653,000 compared to the expense generated by the creation of the derivative liability in 2009. (See Note 11 above).

Liquidity and Capital Resources

As of September 30, 2010, we had $9,500 in cash and no cash equivalents.

Net cash used by operating activities was $431,000 for the nine months ended September 30, 2010, compared to net cash used by operating activities was $673,000 for the nine months ended September 30, 2009.  The decrease in net cash used was due to a reduction of staff and tightly controlling all expenses in 2010 due to limited funds.  In addition, all of the current employees continue to assist INVO Bioscience in its funding requirements by deferring their salaries for the period ended September 30, 2010.

No cash was used during the first nine months of 2010 or 2009 in investing activities.

Net cash provided by financing activities was $361,000 for the nine months ended September 30, 2010 compared to $852,000 for the nine months ended September 30, 2009.  The sale of Common Stock to AGS Capital, per our REF financing agreement provided $108,000 in cash during 2010 with another $90,000 being provided by two convertible notes to Asher Enterprises, $20,000 came in from a Latin American Doctor who purchased restricted shares and $50,000 provided by the sale of stock to Mazuma Funding.

The net cash provided during the six months ended June 30, 2009, was comprised of  $88,000 a short term loan by Kathleen Karloff, the Company’s CEO.  $245,000 was from Lionshare Ventures LLC per their subscription receivable agreement for the previous sale of Common Stock.  The remaining $545,000 was from the issuance of convertible notes in the third quarter of 2009.

INVO Bioscience had maintained a $50,000 working capital line of credit with Century Bank which came due in May 2010. The line was closed upon the payment of the full balance in August 2010, at September 30, 2010 the balance outstanding was $0.  The company has no other lending arrangements with Century Bank or any other banks at this time.

Our registered independent certified public accountants have stated in their report dated April 6, 2010, filed with the Company’s Annual Report on Form 10-K that the Company has a generated negative cash outflows from operating activities, experienced recurring net operating losses, and is dependent on securing additional equity and debt financing to support its business efforts.  These factors among others may raise substantial doubt about our ability to continue as a going concern.

Our existing cash resources, cash flow from operations and short-term borrowings from management will not provide adequate resources for supporting operations during fiscal 2010.  We are actively seeking the funding we need to continue to execute our business plan.  Our intention is to achieve the funding required through additional sales of our securities, including in connection with the $10 million AGS Capital Reserve Equity Financing Agreement outlined in Note 9 to the financial statements.  Although there can be no assurance that the additional source of funding will materialize to its full extent, management believes that it will be able to get the funding it needs to continue to grow the business on commercially acceptable terms.  However, if we do not raise additional capital in the near future we will have to further curtail our spending and downsize our operations.

Recent Accounting Pronouncements

For information regarding recent accounting pronouncements and their effect on the Company, see “Recent Accounting Pronouncements” in Note 1 of the Unaudited Notes to Unaudited Condensed Consolidated Financial Statements contained herein.

Item 3.       Quantitative and Qualitative Disclosures about Market Risks

Not Applicable

Item 4.       Controls and Procedures

Item 4a.     Evaluation of Disclosure Controls and Procedures

The Company’s management, under the supervision and with the participation of the Company's Chief Executive Officer and Chief Financial (and principal accounting) Officer, carried out an evaluation of the effectiveness of the design and operation of the Company's disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) as of September 30, 2010, the end of the fiscal period covered by this Form 10Q.  We maintain disclosure controls and procedures that are designed to be effective in providing reasonable assurance that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission (the “SEC”), and that such information is accumulated and communicated to our management to allow timely decisions regarding required disclosure.   Based upon that evaluation and the identification of the material weakness in the Company’s internal control over financial reporting as of December 31, 2009 (described below) which has not been remediated as of of the end of the period covered by this Quarterly Report, our Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were ineffective as of the end of the period covered by this Quarterly Report.

Because of the Company’s limited resources and limited number of employees, management concluded that, as of September 30, 2010, our internal control over financial reporting is not effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

To mitigate the current limited resources and limited employees, we rely heavily on direct management oversight of transactions, along with the use of legal and accounting professionals. The Company is taking steps to create effective procedures and controls throughout the organization.  The Company is in the process of establishing procedures and segregating duties where it can.  It has implemented a new accounting system, has outsourced its accounts payable function, implemented an approval processes, created a number of policies, reporting processes, a standard customer contract and has introduced an employee manual.  We will continue to monitor our disclosure controls and procedures and will address areas of potential concern.  As we grow, we expect to increase our number of employees, which will enable us to implement adequate segregation of duties within the internal control framework.

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all errors and all fraud.  A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.  Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs.  Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected.  These inherent limitations include, but are not limited to, the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake.  Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the control.  The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.  Over time, controls may become inadequate because of changes in conditions, or the degree of compliance with the policies or procedures may deteriorate.  Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Item 4b.     Changes in Internal Control over Financial Reporting

There were no changes to our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II.  OTHER INFORMATION

Item 1.      Legal Proceedings

On March 24, 2010, we were served a complaint on an action that was filed on December 31, 2009 with the Suffolk Superior Court Business Litigation Session by two former employees and a former creditor of Medelle Corporation.

On November 12, 2010, the Massachusetts Superior Court issued an order to dismiss all of the claims against the Company, including its predecessor BioXcell and it’s CEO.

Outside of the above mentioned item neither we, nor BioXcell Inc, our wholly owned subsidiary, either directly or indirectly, including INVO Bioscience are involved in any lawsuit outside the ordinary course of business, the disposition of which would have a material effect upon either our results of operations, financial position or cash flows.

Item 1A.   Risk Factors

You should carefully review and consider the information regarding certain factors that could materially affect our business, financial condition or future results set forth under “Item 1A.  Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on April 6, 2010 with the SEC.  Other than the Company’s continued limited resources as its single largest risk. There have been no material changes from the factors disclosed in our 2009 Annual Report on Form 10-K, although we may disclose changes to such factors or disclose additional factors from time to time in our future filings with the Securities and Exchange Commission.

Item 2.      Unregistered Issuance of Equity Securities and Use of Proceeds

During the period covered by this Report, we issued 792,065 shares of restricted Common Stock for payment of outstanding accounts payable invoices to three vendors, 240,000 shares of restricted Common Stock were issued for consulting services for international market development, 1,100,000 shares of restricted Common Stock were issued to two consulting firms for investor awareness, 1,250,000 shares of restricted Common Stock were issued to a private investor for cash to pay our bank note that had come due and 103,000 shares of restricted Common Stock were issued to two companies for business consulting and advisory services.  We claimed the exemption from registration set forth in Section 4(2) of the Securities Act and the rules there under, as private transactions not involving a public distribution.  The facts we relied upon to claim the exemption include: (i) all represented that they acquired the shares from the Company for investment and not with a view to distribution to the public; (ii) each certificate issued for unregistered securities contains a legend stating that the securities have not been registered under the Securities Act and setting forth the restrictions on the transferability and the sale of the securities; (iii) most represented that they are accredited investors and all are familiar with our business activities; and (iv) all given full and complete access to any corporate information they requested.

Item 3.      Defaults Upon Senior Securities

None.

Item 4.

Reserved

Item 5.      Other Information

None.

Item 6.      Exhibits

31.1	Certification of Principal Executive Officer under Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Principal Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002.
32	Certifications of Principal Executive Officer and Principal Financial Officer under Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on November 22, 2010.

INVO Bioscience, Inc.

Date: November 22, 2010	By:	/s/Kathleen Karloff
Kathleen Karloff
Chief Executive Officer (Principal Executive Officer)
Date: November 22, 2010	By:	/s/ Robert J. Bowdring
Robert J. Bowdring
Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

31.1	Certification of Principal Executive Officer under Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Principal Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002.
32	Certifications of Principal Executive Officer and Principal Financial Officer under Section 906 of the Sarbanes-Oxley Act of 2002.